Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rackspace Technology, Inc. of our report dated March 20, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Rackspace Technology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ PricewaterhouseCoopers LLP
Austin, Texas
September 4, 2025